Exhibit 10.12
###COMPANY_LOGO###

Award Letter

###GRANT_DATE###
###PARTICIPANT_NAME###
###HOME_ADDRESS###

CASH INCENTIVE UNIT AGREEMENT

Congratulations on your 2024 long-term incentive award! Your long-term incentive (LTI) award is determined based on your performance and is made in recognition of your past and expected future efforts and contributions to Pitney Bowes, its subsidiaries and affiliates (“Company”). The CIUs are granted under the Company’s Key Employees Incentive Plan (as it may be amended from time to time, the “Plan”). To the extent any capitalized terms used in this CIU agreement are not defined, they shall have the meaning ascribed to them in the Plan, which is made a part of this agreement.

Pursuant to the Plan, the Company hereby grants to you as of the “Grant Date” specified below, and you hereby accept from the Company, the number of CIUs set forth below, on the terms and conditions set forth in this agreement and in the Plan.

About Your Cash Incentive Unit (CIU) Award
The dollar value of your CIU award has been converted into ### Num_CIUs### CIUs. You are being granted one CIU for each dollar of your LTI award allocated to CIUs. Your CIU, to the extent vested, will be payable at the end of the three-year performance period, or Cycle, based on pre-established performance standards set by the Committee upon making the CIU award. While the target value of each CIU is one dollar, the ultimate payout will be based on the Committee’s determination of the Company’s achievement of the performance goals.

The grant date of the CIU award, number of CIUs that have been awarded and the vesting date are specified below.

Grant Date	CIUs	Vesting Date
###GRANT_DATE###	«Num_of_CIUs»	February XX, __

Performance Conditions
The vesting of the CIUs is conditioned upon the Company first achieving pre-established performance criteria approved by the Committee. The metrics used to determine the number of CIUs that vest at the end of the Cycle are adjusted earnings per share (AEPS) and Return on Invested Capital (ROIC), for which the three-year targets are established at the beginning of each year within the CIU three-year Cycle. AEPS and ROIC objectives are equally weighted and in aggregate, the CIU multiplier can range from 0.00 to 2.00. Therefore, the maximum number of CIUs that can vest is two times the target number of CIUs.

The award is also subject to a cumulative three-year Total Shareholder Return (“TSR”) modifier established by the Committee which can increase or decrease the award by up to 25% depending on the Company’s TSR versus the S&P 1000 index over the same cumulative three-year period. The TSR modifier is determined based on a percentile ranking over the Cycle’s three-year period as compared to the S&P 1000 index. If the Company’s TSR is negative for the cumulative three-year period, there will not be a positive application of the TSR modifier. Depending on performance and the application of the cumulative TSR modifier, anywhere from zero to 200% of the number of target CIUs awarded can vest. Regardless of the Company’s achievement of AEPS, ROIC or TSR, the payout shall not exceed the maximum allowable for CIUs provided to an individual per year as specified in the Plan.

Following the close of each three-year Cycle and prior to the vesting date, the Committee will determine whether and to what extent the performance criteria, and all other factors upon which the CIU payout is based, have been attained. In determining whether and to what extent performance criteria have been attained, the Committee may make adjustments based on unusual or unique circumstances or the impact of acquisitions, divestitures or other major unusual events. In addition, the Committee retains the prerogative of exercising negative discretion by taking into account the overall performance of the Company in determining the final vesting of a CIU award.

Vesting, Conversion of Cash Incentive Units
Except as provided below, to the extent the Committee determines the CIUs will become vested based on the performance criteria, the CIUs will vest on the fourth Tuesday in February following the end of the three-year Cycle, which is the “Vesting Date” set forth above. Following vesting, you will receive a cash payout based on the vested CIUs. The Committee has the authority to modify or extend the Vesting Date in its discretion.
Termination Provisions and Vesting of CIUs
Vesting of any portion of the CIU, in all cases, is subject to first meeting any performance objectives set by the Committee upon the making of the award. Except as set forth below, you must be employed by the Company through the vesting date to be eligible for a payment relating to the CIUs and unvested CIUs will be forfeited upon termination of employment. The following charts describe the more common termination events and the impact on these CIUs of certain terminations of your employment with the Company prior to the vesting date stated above.

CIUs:

TERMINATION EVENT	TREATMENT OF UNVESTED CIUs
Death or Total Disability	In the event of termination of your employment with the Company due to your death or Total Disability, these CIUs will first be pro-rated based upon the number of full months you were actively employed in the Cycle and the pro-rated CIUs will be vested based on target performance for the Cycle, disregarding any requirement that you be actively employed through the vesting date. The pro-rated, vested CIUs will be paid within 30 days of the date of termination of employment due to death or Total Disability. The payment, if any, will be made to your personal representative, spouse, designated beneficiary or to your estate.
Retirement (termination upon achieving age 60 with 5 years of service)	In the event of termination of your employment with the Company due to your Retirement, these CIUs will remain outstanding following Retirement, and will be prorated based on the number of full months you were actively employed in the Cycle. The pro-rated CIUs will be vested based on actual performance for the Cycle as determined by the Committee, disregarding any requirement that you be actively employed through the vesting date. The pro-rated, vested CIUs will be paid at the same time payments are made on CIU awards for the same Cycle to participants who are actively employed by the Company.
Involuntary termination other than for Cause (pursuant to a written separation agreement and release and NOT Retirement eligible)
In the event of termination of your employment with the Company other than for Cause or Gross Misconduct pursuant to a written separation agreement and release, the CIUs will be forfeited on the date of termination of employment if the Grant Date is less than one year from the date of termination.

If the Grant Date is more than one year from the dated of termination, these CIUs will be prorated based on the number of full months you were actively employed in the Cycle. The pro-rated CIUs will be vested based on actual performance for the Cycle as determined by the Committee, disregarding any requirement that you be actively employed through the vesting date. The pro-rated, vested CIUs will be paid at the same time payments are made on CIU awards for the same Cycle to participants who are actively employed by the Company.

Sale of Business	In the event of termination of your employment with the Company due to a Sale of Business, these CIUs will be prorated based on the number of full months you were actively employed in the Cycle. The pro-rated CIUs will be vested based on actual performance for the Cycle. as determined by the Committee, disregarding any requirement that you be actively employed through the vesting date. The pro-rated, vested CIUs will be paid at the same time payments are made on CIU awards for the same Cycle to participants who are actively employed by the Company.
Voluntary resignation	In the event of termination of your employment with the Company due to your voluntary resignation, unvested CIUs will be forfeit on the date of termination of employment.
Termination For Cause or Gross Misconduct	In the event of termination of your employment with the Company for Cause or Gross Misconduct, unvested CIUs will be forfeit on the date of termination of employment or the date of the actions giving rise to Cause or Gross Misconduct, as determined by the Company.

If your employment with the Company terminates and you are subsequently rehired by the Company, your subsequent employment will not reinstate your rights under this CIU award or any other award(s) granted to you prior to your termination from employment.

The CIUs and all amounts payable in respect of the CIUs are subject to the Company’s clawback policies and the recoupment provisions of the Plan.

Income and Tax Withholding at Vesting
For income tax consequences of your award, please refer to the Tax Summary for your country which can be found by accessing Solium ShareWorks at https://www.shareworks.com/. The Company will withhold all required taxes pursuant to the laws of the local jurisdiction. By accepting this award, you authorize the Company to withhold appropriate taxes and other required payments, if, and when it determines the award becomes taxable to you.

Income from CIUs Are Not Considered Compensation for Benefit Plan Purposes
Any income related to CIUs will not be considered regular compensation for purposes of severance, resignation, termination, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, whether under statutory or common law.

No Vested Rights in Future Awards; Waiver of claims
This award is granted solely on a discretionary basis considering past and expected future performance and is not intended to create a right or entitlement. This award does not create a right to or expectation of future employment with the Company. You do not have any vested right to continue to receive future CIU awards, nor shall any CIUs granted to you become a benefit or entitlement of employment. You will have no rights, claim or entitlement to compensation or damages as a result of your termination of employment for any reason whatsoever (whether or not in breach of contract or local law), insofar as these rights, claim or entitlement arise or may arise from (i) the vesting of your CIUs, (ii) your ceasing to have rights under or be entitled to any award as a result of such termination or (iii) loss or diminution in value of the award as a result of such termination, and you irrevocably release the Company and its affiliates, as applicable, from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by accepting this award, you will be deemed to have irrevocably waived your entitlement to pursue such rights or claim.

Limits on Transfer of Awards
Neither this CIU award nor any right under any this CIU award shall be assignable, alienable, pledgeable, attachable, encumberable, saleable, or transferable by you other than by will or by the laws of descent and distribution (or, in the case of Awards that are forfeited or canceled, to the Company). Any purported assignment, sale or transfer thereof shall be void and unenforceable against the Company. If the Committee so indicates in writing to you, you may designate one or more beneficiaries who may exercise your rights under this CIU agreement and receive any property distributable with respect to this CIU award upon your death or Total Disability. Amounts payable under this CIU award, and any rights under this CIU award, shall be payable or exercisable, during your lifetime only by you or, if permissible under applicable law, by your guardian or legal representative.

Adjustment, Recoupment, Forfeiture
Notwithstanding anything to the contrary contained, in consideration of the grant of this CIU award, you agree that this CIU award and any payments under it will be subject to forfeiture or repayment to the extent provided for in the Pitney Bowes Inc. Compensation Recoupment Policy, as in effect from time to time, and the Plan. In the event of any inconsistencies between this CIU agreement and any applicable clawback policy, the clawback policy will govern in any and all cases.

Data Privacy
In order for Pitney Bowes to meet its administrative, tax and legal obligations, you agree to allow the Company to collect, process and transfer personal data about you, as described below. Such data includes, without limitation, the information provided in the award materials and other personal data such as your name, work address, work telephone, employment status, salary, details of common stock and awards for common stock held and cash awards or previously made and any other personal data required and relevant to the administration of this award, tax compliance and reporting purposes. Because Pitney Bowes is a multinational Company, in the case of non-U.S. residents, such personal data will be transferred to the United States of America and possibly to other locations where administration information collection and processing may occur.

Your agreement to collect, use, store and transfer any such personal data extends to Pitney Bowes Inc. and any of its subsidiaries, any outside third-party plan administrators as selected by the Company and any other person that the Company may engage in the administration of this award. You may exercise your right to access and correct your personal data at any time by contacting your local human resources representative or by accessing Workday, where available. By accepting this award, you agree to the collection, use, and storage of your personal data for purposes described in this award. If you do not agree, you may revoke the award by contacting your local Human Resources Representative.

Amendment, Modification or Termination and Adjustment for Errors
This CIU award and this CIU agreement are subject to amendment, modification or termination by the Company at any time as provided in the Plan. The Company reserves the right to correct any administrative error in this CIU agreement.

Terms of the Pitney Bowes Key Employee Incentive Plan
These CIUs are subject to the terms of the Plan. In the event of any conflict between the provisions of the Plan and the provisions of this CIU agreement, the provisions of the Plan shall govern. You hereby accept as final, conclusive and binding any decisions by the Committee with respect to the interpretation or administration of the Plan and this CIU agreement. A copy of the Plan and further information concerning the Plan is available on the Company’s intranet.

By acceptance of this CIU agreement, you agree to accept the terms of the CIU award as set forth herein and in the Plan.